UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC

DRIVER OPPORTUNITY PARTNERS I LP

J. ABBOTT R. COOPER

MICHAEL J. DRISCOLL, ED.D

ETHAN C. ELZEN

LISA NARRELL-MEAD

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting (the “2020 Annual Meeting”) of shareholders of First United Corporation, a Maryland corporation (the “Company” or “First United”).

Item 1:  On June 1, 2020, Driver issued an open letter to shareholders of First United, a copy of which is set forth below, and posted it to the website www.renovatemybank.com.

June 2, 2020

Fellow Shareholders,

Honesty is the best policy

We began buying shares of First United in March 2019 as an investment, with the thought that First United’s Board of Directors—with a little prompting—would recognize that a sale was the best option to unlock trapped value for all shareholders.  We were honest from Day 1 when engaging with the Company about our objective and rationale.

Given the impact of the COVID-19 pandemic and the drastic measures taken to combat its spread—as well as facts that have come to light over the last few weeks—our immediate term objectives have changed, as I will discuss more fully below.  We will likely be a First United shareholder for far longer than we originally anticipated, but the core objective remains maximizing shareholder value.

Honesty is the best policy

So far, First United has not been a good investment for us.  Our First United shares are worth far less than what we paid for them and we have had to spend considerable amounts to address a regulatory investigation instigated by First United for the sole purpose of further entrenching the First United Board.  We buy stocks that we hope will go up in value, not down, and, while there is a certain amount of cost associated with acting as a catalyst to increase shareholder value, we did not anticipate the extent and scope of First United’s intensive and relentless lobbying and pressuring of public officials to use taxpayer resources to protect a Board who cares little for shareholders and nothing for shareholders’ rights.

Honesty is the best policy

Candidly, if Carissa Rodeheaver, First United’s Chairman and CEO, had been honest when I first met with her last Spring, we would have immediately sold our shares and moved on.  If Ms. Rodeheaver had been honest and told me, “not only will we never consider selling regardless of price, but if you publicly express your views to us and other shareholders, we will secretly mount an intensive campaign of political pressure to use public resources to deprive you of your fundamental right to vote your shares and, if our scheme is unmasked, we will deny our involvement no matter how crystal clear the evidence,” I would have put in a sell order before leaving the meeting, since there is no way for an investor to underwrite irrational behavior.  Similarly, if Ms. Rodeheaver had been honest and told me, “in addition, for good measure, we’ll also go after any other shareholders who support you and if you dare to nominate well-intentioned, independent people for election to directorship, not only will we work to sully their reputations, but we will ask that they be targeted for investigation also,” I wouldn’t have walked away from the meeting, I would have run.  We invest in banks to create value and there is no incentive for us to remain in an investment when the Board is so fiercely committed to maintaining the status quo, regardless of its impact on shareholder value.

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Unfortunately, Ms. Rodeheaver wasn’t honest with me then and she isn’t being honest with you now.  Rather than being honest and—quite frankly—saving everyone involved a tremendous amount of aggravation and money, she and the rest of the First United Board acted secretly to undermine the concepts that form the foundation of investing in public companies—then lied about it.  While posing as a normal public company whose goal is increasing the value of shareholders’ investment and adhering to common norms of transparency and accountability, First United has been secretly executing on a strategy of pressuring lawmakers and regulators to harass and intimidate shareholders.  Thankfully, First United’s Board is no more competent at its scheming than it is at increasing shareholder value and there is now clear evidence of this sorry situation publicly available, with more revelations about the extent of its efforts surfacing every week.

Since Ms. Rodeheaver wasn’t honest with us last Spring—nor has she been honest with us at any point since then—we find ourselves in the middle of a back alley brawl of a proxy fight against a Board desperate to protect itself (if only against letting outsiders discover what other irregularities First United might be engaged in) and willing to do anything to prevent shareholders from having a choice in the election of directors.  As noted above, the economic impact of the drastic steps taken to limit the spread of COVID-19 has expanded our investment time frame considerably, and we have been forced to consider other ways to increase shareholder value, such as replacing First United’s leadership.

More importantly however, given the evidence of First United’s offenses against fundamental notions of shareholders rights, this election contest is now overwhelmingly about protecting shareholder rights:  changing a boardroom culture that considers secret campaigns against shareholders acceptable, and has no compunction against lying to shareholders and in proxy filings, even when clear evidence of their lies is publicly available for all to see.

As a reminder, you can see all the evidence of First United’s deceitful campaign against us and shareholder rights at www.RenovateMyBank.com.

To stand up for shareholder rights, vote the WHITE proxy card to elect our independent nominees who will fight for all shareholders’ rights.

Sincerely,

Abbott Cooper

Managing Member
Driver Management Company LLC

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